EXHIBIT 10.22

                                                                  CONFORMED COPY



                        ASSET PURCHASE AND SALE AGREEMENT

                                      among

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.
                                    as Buyer

                                       and

                      CHICAGO DATA DESTRUCTION CORPORATION
                                    as Seller

                                       and

                         John Mengel and John S. Mengel
        as the sole stockholders of Chicago Data Destruction Corporation



                                 March 12, 1997

                                                     TABLE OF CONTENTS



         ARTICLE I
                  DEFINITIONS 1...................................................................................1

         ARTICLE II

                  SALE AND PURCHASE OF SUBJECT ASSETS ............................................................4

         ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS ......................................8

         ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER .......................................................14

         ARTICLE V

                  PRE-CLOSING AGREEMENTS ........................................................................16

         ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE ..........................................18

         ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER ..................................................20








         ARTICLE VIII

                  THE CLOSING....................................................................................21

         ARTICLE IX

                  POST-CLOSING MATTERS ..........................................................................22

         ARTICLE X

                  TERMINATION....................................................................................23

         ARTICLE XI

                  INDEMNIFICATION ...............................................................................24

         ARTICLE XII

                  MISCELLANEOUS PROVISIONS ......................................................................28






                                                 TABLE OF CONTENTS
                                                     (cont'd.)


Schedule 1.6     Certain Encumbrances
Schedule 1.7     Certain Excluded Assets
Schedule 1.13A   Principal Items of Owned Tangible Assets
Schedule 2.2(c)  Certain Contracts Assumed
Schedule 2.2(d)  Carton cost per unit
Schedule 2.3     Allocation
Schedule 3.3     Exceptions, Section 3.3
Schedule 3.4     Authorizations
Schedule 3.5     Encumbrances; Equipment Leases
Schedule 3.6     Certain contract issues; ten largest customers; oral agreements
Schedule 3.8     Litigation; Claims
Schedule 3.9     Exceptions to Compliance with Laws; Permits, Licenses
Schedule 3.10    List of Environmental Reports
Schedule 3.13    Benefit Plans
Schedule 3.15    Absence of Certain Changes
Schedule 3.17    Employment Agreements/Noncompetes
Schedule 3.18    Patents, Trademarks, Etc.
Schedule 3.21    Transactions with Interested Persons
Schedule 3.22    Records Storage Matters; Damaged materials
Schedule 3.23    Ordinary course exceptions
Exhibit 6.3      Noncompetition and Confidentiality Agreement
Exhibit 6.10     Opinion of Seller's Counsel
Exhibit 6.11     J. S. Mengel Employment Agreement
Exhibit 7.4      Opinion of Buyer's General Counsel

                        ASSET PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT ("Agreement") is made the 12th day of March, 1997 by and among IRON MOUNTAIN RECORDS MANAGEMENT, INC., a Delaware corporation ("Buyer"), CHICAGO DATA DESTRUCTION CORPORATION, an Illinois corporation ("Seller"), and JOHN MENGEL AND JOHN S. MENGEL, each an individual (respectively "Mengel" and "J. S. Mengel", and collectively the "Stockholders").

                                    RECITALS

     A. Seller is engaged in the business of providing records management, storage and destruction services in the metropolitan area of Chicago, Illinois under the trade names "Chicago Data Storage Systems", "Chicago Data Micrographics", "Chicago Data" and "Chicago Data Destruction Corporation".

     B. The Stockholders are collectively the owners of all the issued and outstanding capital stock of Seller, and join in this Agreement to confirm certain representations, warranties and agreements of Seller herein, and to indemnify Buyer in connection with certain matters.

     C. Buyer desires to purchase and assume, and Seller desires to sell and delegate, substantially all the assets, and certain of the liabilities of Seller on the terms and subject to the conditions contained in this Agreement.

     In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller, the Stockholders and Buyer, intending to be legally bound, agree as follows:

                               ARTICLE IARTICLE I
                                   DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

Section 1.1 Agreement means all or any part of this Agreement, including schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing in accordance with the terms hereof from time to time.

Section 1.2 Business means the paper and magnetic media records management, storage and destruction businesses conducted by Seller in metropolitan Chicago, Illinois under the trade names "Chicago Data Storage Systems", "Chicago Data Micrographics", "Chicago Data" and "Chicago Data Destruction Corporation".

Section 1.3 Closing means the occasion upon which the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions contemplated herein, as described in Article VIII.

Section 1.4 Closing Date shall be April 1, 1997, or such other date as the parties may agree.

Section 1.5 Effective Time means 12:00 a.m. in Chicago, Illinois on the Closing Date.

Section 1.6 Encumbrances means any and all encumbrances, mortgages, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Subject Assets, except for the following (which shall not constitute "Encumbrances" for purposes of this Agreement): (i) the matters set forth on
Schedule 1.6, (ii) liens for current Taxes and assessments not yet due and payable or being contested in good faith (provided that Seller satisfactorily indemnifies Buyer with respect to such contested matters), and (iii) restrictions on use which do not materially impair the current use of the Real Property.

Section 1.7 Excluded Assets means Seller's (i) cash, cash equivalents, marketable securities or similar investments and sums in checking and depository accounts, (ii) corporate records not related to the Business, (iii) refunds for Taxes and insurance premiums, (iv) certain assets listed on Schedule 1.7, (v) any insurance policies and deposits, refunds, prepaid premiums, or other payments related thereto or arising thereunder, (vi) all claims, rights and causes of action whatsoever, whether under insurance policies, claims for contribution or indemnification, whether as a matter of tort, contract or otherwise, from other parties which relate to any of the Excluded Assets or the liabilities of Seller or the Business not assumed by Buyer pursuant to this Agreement (the "Excluded Liabilities"), (vii) records, books, documents, files or information of any kind to the extent relating to the Excluded Assets or the Excluded Liabilities, and (viii) any assets held for the benefit of participants and beneficiaries of any employee benefit plans, programs or arrangements maintained or sponsored by Seller or the Business.

Section 1.8 Knowledge or the phrases "to the knowledge of" or "to the best of Seller's knowledge", when used in reference to Seller, means (except as otherwise stated herein) matters actually known by Mengel and/or J. S. Mengel.

Section 1.9 Lease means the lease dated July 24, 1995 between Midland Realty as landlord and Seller as tenant pursuant to which Seller occupies the building at 1534 S. Western, Chicago, Illinois.

Section 1.10 Option means the Real Estate Option Agreement, whether existing on the date hereof, or executed by optionor and optionee after the date hereof, substantially in the form previously reviewed by Buyer, between A. M. Investments, as optionor, and Seller as optionee, for land at the corner of Roosevelt Road and Talman Avenue, Chicago, Illinois.

Section 1.11 Real Property means the land and improvements located at the following addresses:

              (a)     1301 S. Rockwell Street, Chicago, Illinois;

              (b)     1320 S. Rockwell Street, Chicago, Illinois; and
              (c)     2552 W. Ogden, Chicago, Illinois.

Section 1.12 S. Western Premises means the approximately 44,700 square foot building at 1534 S. Western, Chicago, Illinois which Seller occupies under the Lease.

Section 1.13 Subject Assets means Seller's interest as tenant in the Lease and all of Seller's personal assets and properties of whatever kind, character and description, and whether tangible, intangible, and wherever located, except for the Excluded Assets,. The Subject Assets, which assets constitute all the personal property and equipment owned or leased by Seller and used regularly in the Business (other than the Excluded Assets and the Real Property), include the following tangible personal property and interests:

     A. Tangible Assets means all tangible personal property owned or leased by Seller and regularly used in the Business, such as inventory; computers, computer peripherals and maintenance manuals; word processors; typewriters and other business office machines and equipment; telephone systems; automobiles, trucks and other vehicles; warehouse equipment; lifts; pallet jacks; racking and shelving; furniture, furnishings, and office equipment; and supplies. Principal items of Tangible Assets, including vehicles, are listed on Schedule 1.13A.

     B. Interests means all intangible property owned or leased by Seller and regularly used in the Business to the extent assignable, including rights, privileges, benefits and interests under all contracts, agreements, consents, licenses and files and correspondence related thereto; computer software used or useful in the Business; permits or certificates of occupancy; agreements, leases and arrangements with respect to intangible or tangible property or interests therein; confidentiality and non-competition agreements with employees, whether oral or written and with third parties; consents; agreements with suppliers and customers; deposits held by contract parties, including any security deposits under the Lease; rights to refunds (other than refunds which are Excluded Assets); accounts receivable; prepaid expenses; Seller's rights in and to the trade names "Chicago Data Storage Systems"; "Chicago Data", "Chicago Data Micrographics" and "Chicago Data Destruction Corporation", Seller's rights under the Option; all financial and operating records related to the Business; and any sales agent or sales affiliate agreements used in connection with the Business. "Interests" also include all plans, blueprints, studies and other planning, permitting and investigative work, and the embodiment thereof, related to the development of the vacant lot adjacent to 1320 South Rockwell, Chicago, Illinois.

     Buyer acknowledges that where an Interest is represented by a contract right, Buyer's failure to assume such contract may mean that the Interest associated therewith will not be available to Buyer.

Section 1.14 Taxes means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.

                     (ARTICLE II COMMENCES ON THE NEXT PAGE)

                                   ARTICLE II
                       SALE AND PURCHASE OF SUBJECT ASSETS

Section 2.1           Sale and Transfer.

     (a) The Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, at the Closing, free and clear of all Encumbrances, all of the Subject Assets.

Section 2.2           Purchase Price; Assumption of Certain Obligations.

     (a) Purchase Price. The Purchase Price to be paid by Buyer for all the Subject Assets shall be Seven Million Dollars ($7,000,000). Such amount, adjusted as provided in Section 2.2.(d), is hereinafter referred to as the "Purchase Price", and shall be paid in United States currency.

     (b) Payment of Purchase Price. The adjusted Purchase Price shall be paid to Seller at the Closing by wire transfer of immediately available funds to such account as Seller shall designate in writing not less than two business days prior to the Closing Date.

     (c) Limited Assumption of Contracts and Obligations. Buyer shall assume no obligations or liabilities of Seller other than the following. Buyer shall assume and perform:

              (i) all obligations of Seller or the Business arising or accruing after the Effective Time in respect of Seller's contracts, agreements, obligations, commitments, and arrangements (1) as set forth on Schedule 2.2(c) and (2) pursuant to which Seller or the Business is obligated or has agreed to provide records management, storage or destruction services to any customers of the Business;

              (ii) Seller's obligations under contracts for goods, supplies or services used by the Business with respect to periods after the Effective Time, provided that no such contract, agreement or arrangement assumed pursuant to this subsection (ii) shall (y) require payment of more than $2,500 after the Effective Time or (z) have a term extending more than 90 days after the Effective Time;

              (iii) Seller's obligations pursuant to the Lease and the Option;
and

              (iv) Seller's obligation to (i) install a double check backflow preventer on fire service feeding 2552 W. Ogden, and (ii) repair or shutdown a currently inactive elevator at 2552 W. Ogden, as required by the notices of violations described in Schedule 3.9, provided that the Buyer shall not be required to pay greater than $25,000 for such installation, repair or shutdown (and Seller shall reimburse Buyer for any excess cost).

     (d)      Seller to Pay Pre-Closing Expenses; Purchase Price Adjustments.

              (i) Seller shall be responsible for and pay when due all costs and expenses of operating the Business incurred or accrued prior to the Effective Time.

              (ii) With respect to services received by Seller the billing period for which extends across the Closing Date, Buyer and Seller shall make adjustments to the Purchase Price so that Seller bears the costs of operating the Business properly accruable under generally accepted accounting principles ("GAAP") in respect of the period prior to the Effective Time and Buyer bears the cost thereof properly accruable under GAAP in respect of the period commencing at the Effective Time and thereafter.

              (iii) The Purchase Price shall be increased by the amount paid by Seller for computer hardware and software purchased during the six-month period prior to closing, provided that the maximum amount of such increase shall not exceed $30,000.

              (iv) In order to reimburse Seller for excess carton purchases, the Purchase Price shall be (x) increased if and to the extent that Seller's carton inventory on hand at the Effective Time exceeds 26,340 units; or (y) reduced if and to the extent that Seller's carton inventory on hand at the Effective Time is less than 26,340 units, in each case with an inventory mix that mirrors usage, determined on the basis of the twelve-month historic trend. The adjustment will be based on Seller's demonstrated per-unit cost for average 1996 usage as set forth on Schedule 2.2(d).

              (v) In order to reimburse Seller for excess shelving purchases, the Purchase Price shall be (x) increased if and to the extent that open shelving locations (i.e., constructed shelving locations which are not vacant solely because an assigned carton is out on temporary retrieval) at the Effective Time exceed 30,000 locations or (y) reduced if and to the extent that open shelving locations at the Effective Time are less than 30,000 locations. For purposes of this section, a "location" shall mean storage space for one 1.2 cubic foot carton 10"x12"x15". Seller has entered contracts with REB Steel Equipment for provision and installation of Phase III of Seller's racking system, as well as contracts with Acme Sprinkler Service and Commercial Light Company and others for electrical and plumbing work related to the Phase III racking. It is anticipated that, at closing, a portion of the Phase III racking will have been installed but that additional racking and electrical and plumbing work will not have been completed, and Seller will not have made final payment to REB Steel and other contractors related to the Phase III work. Such Phase III racking will be included for purposes of calculating open shelving locations at the Effective Time. At closing Buyer will assume Seller's rights and responsibilities with respect to all contracts regarding the Phase III additional racking system to the extent work has not been completed or payment has not been made to contractors. The adjustment in the Purchase Price with respect to open locations which are part of the Phase III racking will be equal to the per-unit costs related thereto which Seller has paid as of the Closing Date, and the credit with respect to open locations which are not part of Phase III racking will be based on Seller's demonstrated per unit cost for the unused shelving. For purposes of the calculation of new open shelving locations, Seller will receive credit for all deposits and other advance payments by Seller to racking and shelving suppliers regardless of whether the shelving has been erected or delivered as of the Closing Date; provided that the credit for deposits or advance payments will be equal to the dollar amount of such deposits or advances, and not the amount of shelving related to such deposit or advance. Costs related to the Phase III racking system which Buyer assumes at the Closing will be excluded from Purchase Price adjustments related thereto.

              (vi) The Purchase Price shall be increased by the amount of any payments made by Seller to (i) negotiate, prepare and obtain the Option up to a maximum of $5,000, including legal fees relating thereto, and (ii) investigate the property subject to the Option (provided Buyer shall have approved such investigation expenditures in advance).

              (vii) Buyer shall receive a credit against the Purchase Price for storage and services to be performed on or after the Effective Time in an amount equal to the portion of any payment received by Seller for such services prior to the Closing Date which relates to services to be performed after the Closing Date.

Section 2.3 Allocation. The Purchase Price shall be allocated among the Subject Assets as set forth on Schedule 2.3, and the parties shall report the transactions contemplated hereby in a manner consistent with such allocation for tax purposes.

Section 2.4 Seller's Employees. Buyer expects to offer employment to all of Seller's employees, subject to pre-closing review of staffing levels and employee job performance; provided that, except for J. S. Mengel, Buyer shall not be obligated to offer employment to any employee of Seller in connection with the acquisition of the Subject Assets, and such acquisition shall not grant any employee of Seller a right of continued employment with Buyer. Any of Seller's employees offered employment by Buyer shall be employed on substantially the same terms as their employment with

Seller. As of the Closing Date, Buyer shall provide coverage to those employees of Seller who accept offers of employment with Buyer ("Transferred Employees") under Buyer's normal employee benefit plans, programs or arrangements. For purposes of determining eligibility and vesting, Buyer agrees that any Transferred Employee's service with Seller shall be credited under the terms of any of Buyer's employee benefit plans, programs or arrangements, to the extent established, continued or otherwise sponsored after the Closing Date. Buyer shall also extend coverage to all Transferred Employees under Buyer's health benefits program without the imposition of any pre-existing condition exclusion.

Section 2.5 Prorations. Real estate Taxes, water, electricity, telephone, other utility charges, and fuel and similar items shall be adjusted ratably as of the Effective Time. If the amount of the Taxes regarding the Real Estate is not then ascertainable, the adjustment thereof shall be on the basis of the amount of the most ascertainable Taxes.

Section 2.6 Post-Closing Adjustment Date. Buyer and Seller shall make all proration adjustments and payments arising under Sections 2.2(d) and 2.5, to the extent known, on the Closing Date. On the date which is thirty days after the Closing Date, Buyer and Seller shall make an appropriate additional net adjustment by payment of one to the other to effect a final adjustment in the Purchase Price. If any adjustments are at that date not determined, Buyer and Seller shall agree in a writing as to the date and method of settlement of such undetermined amounts. Notwithstanding Section 11.5, if Buyer and Seller are unable to reach agreement regarding any unresolved adjustments and payments pursuant to Section 2.2 or 2.5 by the sixtieth day subsequent to the Closing Date, then the determination of such adjustments and payments shall be promptly submitted to a mutually acceptable independent third party accounting firm who shall resolve any such disputes and whose determination shall be final and binding on the Buyer and Seller; provided, however, that such accounting firm shall be instructed by Buyer and Seller to complete its determination of such adjustments and amounts within 30 days of its engagement. The expenses of such accounting firm shall be borne equally by Buyer and Seller.




                    (ARTICLE III COMMENCES ON THE NEXT PAGE)

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS

Seller and Stockholders jointly and severally represent and warrant to Buyer as follows as of the date hereof:

Section 3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.

Section 3.2 Authorization. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller, by duly authorized officers of Seller; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 3.3 Compliance With Other Instruments. Neither the execution and delivery by Seller of this Agreement and the Seller's Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Seller pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Seller is bound, to which it is a party, or to which the assets of Seller are subject and which will continue in force after the Closing, except for (i) any of the foregoing set forth on Schedule 3.3, (ii) consents of customers pursuant to their agreements and, (iii) such of the foregoing which would not result in a material adverse effect on the Business taken as a whole; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the corporate charter or by-laws of Seller.

Section 3.4 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or the consummation by either of the transactions contemplated hereby and thereby other than (i) as set forth in Schedule 3.4,
(ii) the consent of any customers pursuant to their contracts, (iii) the consent of any suppliers of goods or services to Seller whose contracts with Seller are assumed by Buyer, and (iv) the consent of the directors and stockholders of Seller (which have previously been obtained and are evidenced by Seller's and Stockholders' execution hereof).

Section 3.5 Title to Subject Assets; Sufficiency. Seller has, or at Closing will have, good and marketable title to all the Subject Assets, free and clear of all Encumbrances except as set forth on Schedule 3.5, which Schedule identifies leases for vehicles and equipment as well as Encumbrances. Seller is not a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree that materially adversely affects the Subject Assets or the use thereof by Seller. The Subject Assets (other than the Excluded Assets) include all personal property regularly used by Seller in the operation of their respective parts of the Business.

Section 3.6           Contracts.

              (a) Except as disclosed on Schedule 3.6, Part A, all material contracts related to the Business (including all customer contracts) are in full force and effect, valid and enforceable in accordance with their respective terms against Seller and, to Seller's knowledge, against the other parties thereto, and there are no existing defaults of Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller under any material contracts, nor are material amendments pending with respect to any material contracts.

              (b) Approximately 20% of Seller's customers have executed storage and service agreements with Seller which contain provisions that state that Seller's liability in the event of the loss or destruction of, or damage to, stored material is limited to $2.00 per cubic foot.

              (c) Schedule 3.6, Part C lists Seller's ten largest customers (measured by storage revenue during the six-month period ended December 31, 1996), which are identified by customer number only. To the extent such contracts are in writing, Seller has delivered a copy of the contract with each such customer to Buyer.

              (d) Seller has provided Buyer with copies of all written agreements which Seller has entered into with its customers.

              (e) Except as set forth on Schedule 3.6, Part E, Seller has no oral agreements with customers which require Seller to provide storage or services at no charge or at rates significantly below the average rates for such services set forth in Seller's written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts.

Section 3.7 Taxes. Seller has filed all federal, state and local income tax returns, and Seller has filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax), required to be filed by it and has paid all taxes owing by it, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due for which adequate provision has been made.

Section 3.8 Litigation; Claims; Defaults. Except as set forth in Schedule 3.8, Seller has not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller is a party, nor any administrative, arbitration or other proceeding pending or, to Seller's knowledge, threatened against Seller in respect of the Subject Assets or the Business. Except as set forth on Schedule 3.8, during the past six months Seller has not received any material written assertions from customers of the Business to the effect that their materials stored with Seller have been lost, damaged or inappropriately destroyed or that such customers are being billed inaccurately for storage of materials or records. Seller is not in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department and applicable to Seller. Seller is not charged or to Seller's knowledge threatened with or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation with respect to the Subject Assets or the Business.

Section 3.9 Compliance with Laws. Except as set forth on Schedule 3.9A, Seller has complied, and through the Closing will continue to comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Business and the Subject Assets. Except as set forth on Schedule 3.9A, to Seller's knowledge, Seller possesses such certificates, authorities or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business in material compliance with all such laws; Schedule 3.9B contains a list of all such certificates, authorities or permits which Seller possesses regarding the Business; and Seller has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

Section 3.10 Certain Environmental Matters. Except as set forth on Schedule 3.10, the Business is in material compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws and regulations of the State of Illinois as such statutes or regulations have been amended from time to time ("Environmental Laws and Regulations"). Seller has not knowingly accepted for storage, and to the best of its knowledge does not store, any nitrate film or any hazardous substance or hazardous material in the Premises except for de minimis amounts used in the ordinary course of the Business. Seller has never knowingly caused the release from the Premises of an amount of any hazardous substance or hazardous material into the environment which release would constitute a material violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance", "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as those terms are defined by Environmental Laws and Regulations. Except as may be referenced in the environmental surveys listed in Schedule 3.10, Seller does not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and, to the best of Seller's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the S. Western Premises or the Real Property. To the best of Seller's knowledge (without having conducted an investigation), except as may be referenced in the environmental surveys listed in Schedule 3.10, the S. Western Premises and the Real Property do not contain (i) any asbestos, (ii) any polychlorinated biphenyl (PCB) substances or (iii) any waste petroleum products. Seller has delivered to Buyer copies of all environmental surveys in Seller's possession related to the S. Western Premises and/or the Real Property, all of which are identified in Schedule 3.10.

Section 3.11 No Inconsistent Agreements. Seller has not entered into any letter of intent, preliminary agreement or other agreement, written or oral, with any other party which would be inconsistent with the terms of this Agreement.

Section 3.12 Financial Statements. Seller has previously delivered to Buyer Seller's annual income and expense statement and balance sheet with respect to the Business for the years ended December 31, 1996, 1995 and 1994 and for the month ended January 31, 1997 (the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects for the periods covered and fairly present the results of operation of the Business for the periods covered. The Financial Statements for the month ended January 31, 1997 were prepared on a basis consistent with the Financial Statements for the year ended December 31, 1996.

Section 3.13 ERISA Plans. Schedule 3.13 lists the Employee Pension Benefit Plans or Employee Welfare Benefit Plans, as each term is defined in the Employee Retirement Income Security Act of 1974, maintained by Seller for the employees of the Business.

Section 3.14 Condition of Subject Assets. All the material tangible Subject Assets are at present, and will be as of the Closing Date, in good operating condition, normal wear and tear excepted, and Seller has not received written notice of any violation of the Occupational Safety and Health Act with respect thereto, or rules and regulations issued thereunder which has not been resolved.

Section 3.15 Absence of Certain Changes. Except as disclosed on Schedule 3.15, since July 1, 1996, none of Seller's customers whose business averaged in excess of $1,000 per month for the six months ending December 31, 1996 has terminated or indicated in writing (or, to the best of Seller's knowledge, orally) an intention to terminate its business with, or reduce the volume of its business with, Seller. Except as otherwise stated in Schedule 3.15, to Seller's knowledge, none of Seller's customers listed on Schedule 3.6C have made their storage business the subject of competitive bidding procedures within 90 days prior to the date of this Agreement.

Section 3.16 No Material Undisclosed Liabilities. Except as described in this Agreement or reflected in the Financial Statements, there is no liability or obligation of Seller related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since December 31, 1996 and are not material in the aggregate to the Business.

Section 3.17 Personnel Information. Seller has previously provided Buyer with a list of the names of all full- and part-time employees of Seller (or leased employees utilized by Seller) who perform services for the Business and a brief job description or title and compensation for each such person, which list will be updated by Seller as of a date not more than 5 days prior to the Closing Date. Schedule 3.17 sets forth a list of all written and oral employment and noncompetition agreements with Seller's employees employed in the Business.

Section 3.18 Patents, Trademarks, Etc. Except as set forth on Schedule 3.18, Seller has no trademarks, service marks, registered copyrights, , patents or other similar intangible property rights and interests which it uses in connection with the Business.

Section 3.19 Labor Relations. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, stoppage, or other material interference with or impairment by labor of the Business pending or, to the knowledge of Seller (without investigation), threatened or contemplated against or directly affecting the Business. Seller's employees are not represented by any labor or trade union, nor, to the knowledge of Seller, has there been any attempt to organize Seller's employees who perform services for the Business during the three-year period prior to the date hereof.

Section 3.20 Trade Secrets and Customer Lists. Seller has received no written claims challenging its right to use any trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. To the best of its knowledge (without investigation), Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of Seller.

Section 3.21 Transactions with Interested Persons. Except as set forth on
Schedule 3.21, Seller is not an affiliate of any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

Section 3.22          Records Services and Storage.

              (a) Substantially all items received and stored by Seller on behalf of customers (singly or in the aggregate) are held in storage by Seller and are locatable and accessible without extraordinary effort except for items withdrawn or destroyed at the respective customer's request.

              (b) To Seller's knowledge, substantially all items received by Seller from customers have been logged into Seller's bar-coded computer inventory system and can be located through use of such inventory system.

              (c) The stored items for which customers are billed exist and, in all material respects, can be accounted for.

              (d) Except as set forth on Schedule 3.22, Seller invoices its customers for special projects, such as purges and re-boxing programs, only with respect to completed work. Seller has completed all destructions and other inventory and special-service projects for which Seller has been paid.

              (e) To Seller's knowledge, except as set forth on Schedule 3.22 no customer records in storage have suffered material damage (including damage from water) or been wrongfully destroyed except where the owner of such records has been promptly notified of such event.

              (f) Seller has shelved or refiled all records received for filing or refiling more than two business days prior to the date hereof.

Section 3.23 Business in Ordinary Course. Except as set forth on Schedule 3.23, from December 31, 1996 until the date hereof, the Business has been conducted in the ordinary course in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 3.23, Seller has not, since December 31, 1996.

                      (i) mortgaged or pledged any of its property or assets;

                      (ii) sold, assigned, transferred or waived rights with respect to any material part of the Subject Assets (except in the ordinary course of business);

                      (iii) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of its officers or employees (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law);

                      (iv) changed its billing, accounts payable, collections or other cash management practices; or

                      (v)      agreed to take any of the foregoing actions.

Section 3.24 No Material Adverse Change. There has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operation (including operating cash flow) of the Business, other than possible industry-wide changes, as to which Seller makes no representation, between December 31, 1996 and the date hereof.




                     (ARTICLE IV COMMENCES ON THE NEXT PAGE)

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business, and to execute and deliver, and perform its obligations under, this Agreement.

Section 4.2 Authorization. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3 Compliance with Other Instruments. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance on any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or by-laws of Buyer.

Section 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

Section 4.5 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and Buyer's Documents or its consummation of the transactions contemplated hereby and thereby.

Section 4.6 Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement and the other agreements to be entered into in connection herewith, and has furnished, or will furnish, Seller with satisfactory written evidence thereof.

Section 4.7 Seller's Representations and Warranties. Buyer has no reason to believe that any of Seller's representations and warranties made in this Agreement are false, incorrect, misleading or inaccurate in any respect. In connection with its due diligence investigation of Seller and the Business, Buyer will advise Seller in writing if the preceding sentence ceases to be accurate.



                     (ARTICLE V COMMENCES ON THE NEXT PAGE)

                                    ARTICLE V
                             PRE-CLOSING AGREEMENTS

Section 5.1 Access to Information and Facilities. Seller shall afford Buyer and its representatives full access upon reasonable notice during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business, and further provided that Seller shall not be required to violate any obligation of confidentiality to customers to which it may be subject in discharging its obligations pursuant to this Section 5.1.

Section 5.2           Confidentiality.

              (a) Seller and Buyer shall not use or disclose to others, or permit the use or disclosure of, any and all non-public information furnished by each to the other (including confidential information transmitted by each to its representatives, accountants, counsel, advisors or bankers) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to their respective officers, directors, employees and representatives who need to know such information in connection with this Agreement or except to the extent that any such information may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality. Such obligation of confidentiality extends to the additional financial statements described in Section 5.3.

              (b) Notwithstanding the foregoing, Buyer's parent, Iron Mountain Incorporated ("IMI"), shall have the right to include disclosure regarding the transactions contemplated by this Agreement if required by law in any filing required or made under the Securities Act of 1933, the Securities Exchange Act of 1934 or any listing agreement for its securities, and Buyer and IMI shall provide Seller with reasonable advance written notice of such disclosure and shall cooperate with Seller in addressing any reasonable concerns Seller may have regarding such disclosure. Buyer does not currently anticipate making any such disclosure prior to the Closing Date (other than a reference to a transaction in which the city and the target entity are not named) and will notify Seller promptly in writing if Buyer decides that any such disclosure is necessary.

              (c) In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing nonpublic information provided by the other immediately on request. The confidentiality obligation set forth in this Section 5.2 shall survive termination of this Agreement.

              (d) Each party agrees that the confidential information of the other party is unique and that its release or misuse in contravention of the terms of this Agreement may not be compensable in monetary damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor. In connection therewith the parties waive the claim or defense that an adequate remedy exists at law or that a bond is necessary.

Section 5.3 Additional Financial Statements. In the event that IMI, Buyer or any of their respective affiliates is required by any law (including securities laws), statute or regulation to file or disclose financial information (including filings related to the registration of securities of IMI, Buyer or any of their respective affiliates) related to the Business which is in addition to information prepared by Seller and previously delivered to Buyer, Seller shall make available to Buyer any relevant information related to the Business or the Subject Assets not previously delivered to Buyer and otherwise cooperate with Buyer, at Buyer's expense, in preparing such information. If requested by Buyer, Seller shall consent to Seller's auditors' preparing required audits for Buyer; and Buyer shall have the right to file and disclose such information as required by any such law, statute or regulation, including, without limitation, as contemplated by Section 5.2(b) hereof.

Section 5.4 Communications to Seller's Employees and Customers. Buyer and Seller shall mutually agree on the timing and content of a program of communications to employees and customers of the Business in respect of the transactions contemplated hereby; provided that Seller may elect to inform its employees of the pending transaction if it determines such disclosure is necessary or desirable.

Section 5.5 Continued Efforts. Seller shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Seller; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Seller; and
(c) take such steps and do such acts as may be reasonably necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Buyer shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Buyer; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Buyer; and (c) take such steps and do such acts as may be reasonably necessary to make all of its warranties and representations true and correct as of the Closing with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 5.6 Operation of Business Prior to Closing. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice, and shall use its commercially reasonable efforts to maintain and service the Business, to keep available the services of present employees and agents and to maintain existing business relationships. Without limiting the generality of the foregoing, Seller shall not take any of the actions described in clauses (i) through (v) of Section 3.23.

Section 5.7 Concerning the Option. Seller shall use its reasonable efforts to cooperate with Buyer in undertaking all investigations, planning and examinations which Buyer reasonably determines are necessary and/or appropriate to evaluate the property subject to the Option. Buyer shall pay for all investigations, examinations, planning, architectural and design work undertaken at Buyer's request in connection with the property subject to the Option. Buyer shall make the results of all such work available to Seller. In the event that the transactions contemplated by this Agreement do not close, and Seller exercises the Option, Seller will reimburse Buyer for Buyer's reasonable expenditures with respect to evaluating the property subject to the Option.

During the term of this Agreement, Seller shall not terminate, amend or otherwise adversely affect its rights under the Option without Buyer's prior written consent.

                     (ARTICLE VI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VI
              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

Section 6.1 Accuracy of Representations and Performance of Seller. The representations and warranties of Seller contained in Article III of this Agreement (other than Section 3.24) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties are updated pursuant to updated Schedules provided by Seller or shall be incorrect as of the Closing Date because of events or changes occurring in the ordinary course of business of Seller or as otherwise permitted by this Agreement, none of which, singly or in the aggregate, constitutes a material adverse change (within the meaning of Section 6.9); each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Seller shall have furnished Buyer with a certificate to that effect.

Section 6.2 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief from Buyer in connection with this Agreement or the consummation of the transactions contemplated hereby (provided that any such suit, action or other proceeding which would not have a material effect on the transactions contemplated hereby shall not constitute a failure to satisfy this condition).

Section 6.3 Noncompetition and Confidentiality Agreement. Seller, and the Stockholders shall have each executed and delivered a Noncompetition and Confidentiality Agreement in the form of Exhibit 6.3 under which each agrees not to engage in the records management business in the State of Illinois for a period of five years.

Section 6.4 S. Western Lease. Seller shall have assigned to Buyer, Seller's obligations as tenant under the Lease in respect of periods after the Effective Time, and the landlord under the Lease shall have consented thereto.

Section 6.5 Real Property Purchase and Sale Agreement.. Buyer shall have purchased the Real Property pursuant to agreements with Illinois Land Trust, American National Bank as land trustee, trust number 110045-04 dated December 29, 1989 and trust number 66431 dated January 6, 1986.

Section 6.6           Option.  Seller shall have assigned the Option to Buyer.

Section 6.7 Evidence of Corporate Approval. Seller shall deliver certified copies of resolutions adopted by its Board of Directors and stockholders, pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by the secretary or assistant secretary of Seller as to the due election, qualification and incumbency and valid signature of the person or persons authorized to sign on its behalf this Agreement or any document, instrument or certificate to be delivered hereunder.

Section 6.8 Encumbrances. Seller shall have delivered evidence reasonably satisfactory to Buyer of the satisfaction and release of any Encumbrances materially affecting, or security interests or liens materially encumbering, the Subject Assets.

Section 6.9 No Material Adverse Change. There shall have been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operations (including operating cash flow) between December 31, 1996 and the Closing Date, other than (x) changes resulting from developments or occurrences relating to or affecting the United States economy in general or the industry of the Business in general and not specifically relating to the Business, and (y) changes that are the result of actions taken by Buyer prior to the Closing Date or as contemplated herein that have an effect on the Business, including without limitation any disruptions to the Business as a result of the execution of this Agreement, Buyer's announcement of its intent to purchase the Business or the announcement by Seller of its intent to sell the Business, and the consummation of the transactions contemplated hereby. If at the Closing Date the Subject Assets shall have suffered loss, damage or destruction to an extent which materially affects Buyer's ability to conduct the Business (other than as described in (x) or (y) in the preceding sentence), and such loss is not adequately covered by insurance, Buyer shall have the right at its election to terminate this Agreement (in which event the real estate purchase agreements referenced in Section 6.5 shall also be automatically terminated), or complete the transactions with such adjustment of the Purchase Price as may be agreed in good faith between Buyer and Seller.

Section 6.10 Opinion of Seller's Counsel. Seller shall have delivered the opinion of Seller's counsel, Gardner, Carton & Douglas, in the form of Exhibit
6.10 hereto.

Section 6.11 J. S. Mengel Employment Agreement. J. S. Mengel and Buyer shall have entered an employment agreement in the form of Exhibit 6.11.

Section 6.12 Further Documents. Seller shall have executed and delivered to Buyer such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Buyer's general counsel may reasonably request in connection therewith.





                    (ARTICLE VII COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

The obligation of Seller to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

Section 7.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Seller with Buyer's certificate to that effect.

Section 7.2 Approval. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it.

Section 7.3 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief from Seller in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.4 Opinion of Buyer's General Counsel. Buyer's General Counsel shall have delivered his opinion in the form of Exhibit 7.4 hereto.

Section 7.5 S. Western Lease. Buyer shall have assumed the S. Western Lease, with the consent of the landlord thereunder.

Section 7.6 Real Property. Buyer shall have purchased the Real Property pursuant to agreements with Illinois Land Trust, American National Bank as Land Trustee, trust number 110045-04 dated December 29, 1989 and trust number 66431 dated January 6, 1986.

Section 7.7 Employment Agreement. J. S. Mengel and Buyer shall have entered an employment agreement annexed in the form of Exhibit 6.11.

Section 7.8 Further Documents. Buyer shall have executed and delivered to Seller such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments, agreements as Seller's counsel may reasonably request in connection therewith.



                    (ARTICLE VIII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE VIII
                                   THE CLOSING

Section 8.1 Closing and Closing Provisions. The Closing shall be effected by delivery of documents at the office of Gardner, Carton & Douglas, Quaker Tower, 321 N. Clark Street, Chicago, Illinois 60610-4795, and payment of the Purchase Price and other payments required of Buyer on the Closing Date as provided herein or in such other manner and at such place as the parties may agree. The closing on the purchase by Buyer and sale by Seller of the Real Property shall occur simultaneously.

Section 8.2 Deliveries by Seller. At or prior to the Closing, Seller shall execute and deliver to Buyer all of the matters, certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement or to carry out the transactions contemplated hereby.

Section 8.3 Deliveries by Buyer. At the Closing Buyer shall deliver to Seller the Purchase Price, subject to adjustments as permitted by this Agreement, in the manner and form provided for in this Agreement, and all the certificates and other documents designated as conditions precedent and deliveries precedent to Seller's obligation to close under this Agreement or carry out the transactions contemplated hereby.








                       (ARTICLE IX COMMENCES ON NEXT PAGE)

                                   ARTICLE IX
                              POST-CLOSING MATTERS

Section 9.1 Records of the Business. For a period of four years following the Closing Date or for such longer period as the statute of limitations applicable to claims for Taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall retain and grant to Seller and its representatives, at Seller's request, access (at no cost to Seller) to and the right to make copies(at Seller's expense) of those records and documents relating to the conduct of the Business or the results thereof as may be necessary in connection with Seller's affairs or the Business. If Seller notifies Buyer that Seller requires retention of such records beyond four years, Seller shall have the right to take such records or pay Buyer's customary storage charges for such post-four-year period.

Seller shall, for at least two years after the Closing Date, retain copies of all records of the Business retained by Seller, and shall grant access thereto to Buyer upon reasonable request.

Section 9.2 Public Announcement. Except as provided in Section 5.2(b) and 5.4, neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing the parties may (i) make appropriate announcements to customers of the Business, and
(ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with, and approval of, the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

Section 9.3 Accounting Matters. If Peter Alberts is hired as an employee of Buyer, Buyer agrees to allow Mr. Alberts to assist Seller and the Stockholders in the preparation and discharge of their respective tax, accounting and other financial reporting forms and obligations, provided that such services will not unreasonably interfere with Mr. Alberts' performance of his duties for Buyer.


                     (ARTICLE X COMMENCES ON THE NEXT PAGE)

                                    ARTICLE X
                                   TERMINATION

Section 10.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

                      (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller in writing of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 1, 1997, by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, agreement or covenant contained in this Agreement); and

                      (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer in writing of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 1, 1997, by reason of the failure of any condition precedent under
Article VII hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, agreement or covenant contained in this Agreement).

For purposes of this Section 10.1, "Seller" shall be deemed to include the Stockholders.

Section 10.2 Effect of Termination. If a party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder, other than the confidentiality obligation set forth in Section 5.2, shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

Section 10.3 Risk of Loss. The risk of loss, damage or destruction with respect to the Subject Assets shall be borne (i) solely by Seller prior to the Closing, and (ii) solely by Buyer subsequent to the Closing.




                     (ARTICLE XI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE XI
                                 INDEMNIFICATION

Section 11.1 General Indemnification Obligation of Seller. From and after the Closing, Seller and Stockholders shall jointly and severally reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of:

              (a) any and all damages (excluding consequential damages, lost profits, lost business opportunities and incidental damages), losses, deficiencies, liabilities, costs and expenses (including assessments, reasonable legal fees and litigation costs, fines and judgments) incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                      (i) any and all liabilities and obligations of Seller of any nature whatsoever (including liabilities for Taxes) arising from or incurred in the operation of the Business prior to the Closing Date (other than those related to matters covered by clause (iii) hereof), except for those liabilities and obligations of Seller which Buyer specifically assumes pursuant to this Agreement;

                      (ii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations (other than those related to matters covered by clause (iii) hereof) against any Indemnified Buyer Party relating to Seller or the Business to the extent (and only to the extent) the reason therefor or subject thereof arose or occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement;

                      (iii) any cost, claim, expense or liability which Buyer may incur in excess of $2.00 per cubic foot in connection with lost, damaged or destroyed records of customers with which Seller did not, as of the Closing Date, have a contract which limited Seller's liability in the event of loss, damage or destruction to such amount, provided that Seller shall not be required to indemnify Buyer in respect of any loss, damage or destruction which (i) relates to new cartons moved into the Premises after the Closing Date, or (ii) occurs after the Closing Date; and

                      (iv) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer at the Closing pursuant hereto.

              (b) Notwithstanding anything herein contained to the contrary, Seller and Stockholders shall have no obligations to Buyer under Section 11.1(a)(iii) or (iv) with respect to any claim of which Buyer gives notice to Seller later than the last day of the twelfth month after the Closing Date.

              (c) Notwithstanding any other provision herein contained, Seller and Stockholders shall not have any indemnification obligation with respect to the first $50,000 of total claims incurred under Section 11.1, provided that if total claims exceed $50,000, Seller and Stockholders shall be liable for the total amount of such claims in excess of the $50,000 threshold. The maximum liability of Seller and Stockholders under this Section 11.1 shall be equal to the Purchase Price.

              (d) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax benefits realized by such party with respect thereto (all parties being obligated to take actions to receive such benefits), or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier, and the parties agree to use their best efforts to recover such losses, deficiencies, liabilities, costs and expenses from any applicable insurance carrier so as to reduce the amount payable by the indemnified party hereunder.

Section 11.2 General Indemnification Obligation of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless the Stockholders, Seller and their successors or assigns (an "Indemnified Seller Party") against and in respect of:

              (a) any and all damages (excluding consequential damages, lost profits, lost business opportunities and incidental damages), losses, deficiencies, liabilities, costs and expenses (including assessments, reasonable legal fees and litigation costs, fines and judgments) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                      (i) any and all liabilities and obligations of Seller which have been specifically assumed by Buyer pursuant to this Agreement;

                      (ii) any and all liabilities and obligations arising from or incurred in the operation of the Business after the Closing Date;

                      (iii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party to the extent relating to Buyer or the Business to the extent (and only to the extent) the reason therefor or subject thereof arose or occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Buyer or any director, officer, employee, agent, representative or subcontractor of Buyer; and

                      (iv) any material misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of the transactions contemplated by this Agreement.

              (b) Notwithstanding anything herein contained to the contrary, Buyer shall have no obligations to Seller under Section 11.2(a)(iv) with respect to any claim of which Seller give notice to Buyer later than the last day of the twelfth month after the Closing Date.

              (c) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax benefits realized by such party with respect thereto (all parties being obligated to take reasonable actions to receive such benefits), or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier, and the parties agree to use their best efforts to recover such losses, deficiencies, liabilities, costs and expenses from any applicable insurance carrier so as to reduce the amount payable by the indemnified party hereunder.

Section 11.3          Procedure for Indemnification.

              (a) No party thereto shall be liable for any claim for indemnification under this Article XI unless written notice of a claim for indemnification is delivered by the party seeking indemnification (the "Indemnitee") to the party from whom identification is sought (the "Indemnitor") prior to the expiration of the applicable survival period, if any, set forth in Sections 11.1(b) and Section 11.2(b). All notices given pursuant to this section shall set forth with reasonable specificity the basis of the claim for indemnification. In case of any claim by a third party, any suit, any claim by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the Stockholders, Seller or Buyer may have liability under the indemnity agreements contained in this Article XI, the Indemnitor shall be entitled to participate therein, and, to the extent desired, to assume the defense thereof, and after notice of its election to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless the Indemnitor does not actually assume the defense thereof following notice of such election. The Indemnitee and the Indemnitor shall make available to each other and their attorneys and representatives, at all reasonable times, all books and records relating to such suit, claim or proceeding, and will render to each other such assistance as may reasonably be required in order to insure proper and adequate defense of any such suit, claim or proceeding. Neither the Indemnitee nor the Indemnitor will make any settlement of any claim which might give rise to liability of the other under the indemnity agreements contained in this Article XI without the consent of the other, which shall not be unreasonably withheld. If the Indemnitor elects to settle any such claim and the Indemnitee refuses to consent to such compromise or settlement, then the liability of the Indemnitor to the Indemnitee shall be limited to the amount offered by the Indemnitor in compromise or settlement.

              (b) If an Indemnitor disputes its obligation to indemnify an Indemnitee with respect to any claim or the amount thereof (whether or not Indemnitor desires to defend the Indemnitee against such claim), such dispute shall be resolved in accordance with Section 11.5 hereof. Pending the resolution of any dispute by Indemnitor of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of both Indemnitor and Indemnitee, which consent shall not be unreasonably withheld or delayed.

Section 11.4 Payment. Upon the determination of liability under Section 11.3 or
11.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

Section 11.5    Arbitration.

                      (i) Except as otherwise set forth in Section 2.6, disputes under this Article XI or otherwise arising under this Agreement shall be settled by arbitration in Chicago, Illinois, before one arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 11.5. The arbitrator shall be selected by the joint agreement of Seller and Buyer, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto and not subject to appeal. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. In any such action the arbitrators shall be specifically authorized to award all or a portion of its attorneys' fees and costs to a prevailing party or to cause such party to bear his or its own fees and costs.

                      (ii) To the extent that arbitration may not be legally permitted by applicable law or statute, and the parties to any dispute hereunder do not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 11.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

Section 11.6 Compliance with Bulk Sales Law. Buyer and Seller hereby waive compliance by Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller and Stockholders shall jointly and severally indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

Section 11.7 Other Rights and Remedies. Except as otherwise specifically provided, the indemnification rights of the parties under this Article XI are such parties' sole rights and remedies under this Agreement and with respect to disputes arising herefrom, and are in lieu of, and not in addition to, rights and remedies a party may otherwise have at law or in equity, and no other remedy shall be had in contract, tort or otherwise by Buyer, the Stockholders, Seller or their respective officers, directors, employees, agents, affiliates, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted by applicable law. In furtherance of the foregoing, Buyer, the Stockholders and Seller hereby waive to the fullest extent permitted by law, any rights, claims and causes of action they may have against one another relating to the subject matter of this Agreement arising under or based upon any law, ordinance, rule or regulation or otherwise.




                    (ARTICLE XII COMMENCES ON THE NEXT PAGE)

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

Section 12.1 Commissions. Each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

Section 12.2 Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 12.3 Headings; Schedules. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

Section 12.5 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

Section 12.6 Assignment. Except as provided in the following paragraph, the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

Buyer shall have the right to assign to a wholly-owned subsidiary of Buyer its rights and obligations under this Agreement; provided that such assignment shall not release Buyer from its obligations hereunder, and Buyer shall remain fully liable for all of Buyer's obligations hereunder, including without limitation the payment of the Purchase Price.

Section 12.7 Survival of Representations and Warranties. All representations, warranties, covenants and agreements shall survive the Closing until the end of the twelfth month after the Closing Date, except for ongoing agreements to indemnify the other party for post-Closing actions in accordance with Article XI.

Section 12.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller or the Stockholders:
     Chicago Data Destruction Corporation
     2748 North Kenmore
     Chicago, Illinois  60614
     Attention:  John S. Mengel, President
     Telecopier: (773) 528-1401

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:
     Gardner, Carton & Douglas
     Quaker Tower
     321 N. Clark Street, Suite 3400
     Chicago, Illinois  60610-4795
     Attention:  Michael Barry, Esq.
     Telecopier:  (312) 644-3381

To Buyer:
     Iron Mountain Records Management, Inc.
     745 Atlantic Avenue, 10th Floor
     Boston, Massachusetts  02111-2735
     Attention:  John F. Kenny, Jr.
     Telecopier:  (617) 350-7881

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:
     Garry B. Watzke, Esq.
     745 Atlantic Avenue, 10th Floor
     Boston, Massachusetts  02111-2735
     Telecopier:  (617) 350-7881

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above.

Section 12.9 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Illinois (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies. Except as otherwise set forth in Section 2.6 the parties agree that all disputes arising under this Agreement shall be settled through arbitration procedures as described in Section 11.5.

Section 12.10 Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

Section 12.11 Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

Section 12.12 Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Section 12.13 Taxes. The party which customarily bears the economic burden thereof shall pay any Illinois sales taxes imposed on the transaction. Buyer shall pay any other transfer and conveyance taxes and title, recording, transfer and similar fees payable or assessable in connection with the sale and transfer of the Subject Assets contemplated by this Agreement. Buyer and Seller shall each pay its portion prorated as of the Effective Time of state and local ad valorem taxes on the Business.

Seller's federal tax identification number is 36-3011681.

Buyer's federal tax identification number is 04-3038590.

Section 12.14 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including the letter of intent dated January 14, 1997, signed by Seller on January 15, 1997), and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.


SELLER:                                 BUYER:
CHICAGO DATA DESTRUCTION CORPORATION    IRON MOUNTAIN RECORDS MANAGEMENT, INC.




By: /s/ John S. Mengel                  By  /s/ John F. Kenny, Jr.
    ------------------------------          ----------------------
        John S. Mengel                  Name: John F. Kenny, Jr.
        President                       Title:  Vice President



STOCKHOLDERS:




 /s/ John Mengel
    ------------------------------
     John Mengel




 /s/ John S. Mengel
    ------------------------------
     John S. Mengel